Exhibit 10.6

A. T. Cross Company
Worldwide Executive Incentive Plan - 2000


Introduction
The following Annual Executive Compensation Incentive Plan (the "Plan") will be implemented for 2000. The purpose of the Plan is to motivate, retain and reward managerial and executive employees for the achievement of certain business objectives. For 2000, the Plan will be based on a combination of achievement of Corporate Operating Income Before Taxes (OIBT), Territory OIBT, Territory Net Sales Revenue, Return on Assets and Individual Performance Objective Targets. Individual participants in the Plan will be assigned different performance measurements, considering their specific responsibilities. The combination of the performance objectives and performance targets for each participant will be determined based on individual positions and agreed upon by the President and CEO along with the appropriate Vice President or Managing Director.

How the Plan Works
Participants of Groups II - V are eligible to receive a percentage of their base salary earnings as additional compensation, based on the Company's and/or individual achievement of specified performance targets, consistent with the Company's business plan.

Performance Measures
A Plan bonus pool will be established when any of the performance objective segments are achieved.

The Corporate OIBT segment of the bonus will be established at threshold level when 85% of the Operating Income Before Tax target is achieved and maximizes at 120%.

The Territory OIBT segment of the bonus pool will be established when any of the participants achieve 85% of his or her objectives and maximizes at 120%.

The net sales revenues segment is established when any of the participants achieve 85% of the target and maximizes at 120%.

The return on assets segment is established when any of the participants achieve 85% of the target and maximizes at 120%.

All participants in this segment will be assigned three performance objectives, which will be approved by the Manager, Vice President/Managing Director and the President & CEO. The individual performance objective segment is established when any of the participants achieve one of his or her objectives and maximizes at 25% of the overall plan target percentage. Each performance objective will be weighted 1/3. To qualify for any payout in this segment, the objective must be fully and completely accomplished. The payout is all or nothing on each objective.

Eligibility
The Compensation Committee of A. T. Cross Company may appoint - based on job content and performance - any salaried employee to be a Group II, III, IV or V participant in the compensation program. Individuals are placed in Groups II - V based on similar levels of responsibility and ability to directly impact the financial results of the Company. Participating employees remain members until the end of the fiscal year in which they were appointed. Eligible employees must be re-appointed to participate each year.

Employees may participate for part of a year but must be actively employed by the Company (except in cases of death or disability) as of December 31 to be eligible for incentive awards relating to that year.

Employees at International locations may also participate in this plan. The applicable Managing Director will determine international assignments to this plan with approval from the President & CEO.

Applying all performance goals, the total range of award opportunities as a percentage of base salary by participant group is as follows:

Total Funding Levels as a Percentage of Base Earnings

Group   Minimum       Threshold    Target       Maximum
                        (85%)      (100%)        (120%)

                    (Achievement of relevant COIBT, TOIBT,
                              Net Sales or ROA)
II         0             20%         40%           60%
III        0             15%         30%           45%
IV         0             13%         25%           37%
V          0             10%         15%           25%


Payout of Plan Awards
Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. The Compensation Committee will approve bonus awards. Awards will be made as a percent of base salary paid for that year. Base salary does not include any bonus payable under this Plan or any other incentive plan, any life insurance premiums, special compensation, pension benefits, profit sharing trust or Crossaver savings plan matching allocations.

Performance results that fall between threshold, target and maximum levels will yield the comparable interpolated funding levels.

Allocations cannot exceed the total generated pool for Groups II
- V.


Changes in Employment Status

Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period or periods of membership on a pro rata basis. However, participants must be actively employed by the Company as of December 31 to be eligible for incentive awards relating to that year.

Disability or Death

For participants who become disabled (i.e., eligible for Company LTD benefits) or die while a member of the Plan, awards will be determined in a pro-rated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made-at the time the normal payout would have been made-to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.

Administration
The Compensation Committee of the Board of Directors of A. T. Cross Company, whose decisions in all matters will be final, will administer the Plan. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the Plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.